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                    February 4, 2021

       Reece Fulgham
       Interim Chief Financial Officer
       MedMen Enterprises, Inc.
       10115 Jefferson Boulevard
       Culver City, CA 90232

                                                        Re: MedMen Enterprises,
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 24,
2020
                                                            File No. 000-56199

       Dear Mr. Fulgham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Katherine Blair, Esq.